EXHIBIT 99.1

                               OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                        September 29, 2004
--------------------------------------------------------------------------------


Contact:     Ray Adams
             Chief Financial Officer
             (503) 240 -5223


                      OREGON STEEL MILLS ANNOUNCES PRICING
                            OF COMMON STOCK OFFERING

Portland, Oregon, September 29, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today announced the pricing of its public offering of 7,500,000 shares of common stock at a price to the public of $16.00 per share. All shares are being offered by the Company. In addition, the underwriters have been granted an option to purchase up to an additional 1,125,000 shares from Oregon Steel Mills, Inc. to cover over-allotments, if any. The offering is subject to customary closing conditions and is expected to close on Tuesday, October 5, 2004.

CIBC World Markets Corp. and UBS Securities LLC serve as joint book running managers of the offering with Jefferies & Company, Inc., KeyBanc Capital Markets and D.A. Davidson & Co. acting as co-managers.

Copies of the prospectus relating to the offering may be obtained from either CIBC World Markets Corp., 417 Fifth Avenue, New York, New York 10016 (212) 667-7400 or UBS Investment Bank, 299 Park Avenue, New York, New York 10171 (212) 821-3000.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of Oregon Steel Mills, Inc., and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT OREGON STEEL MILLS, INC.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

FORWARD-LOOKING STATEMENTS
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; costs and availability of raw materials; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.


                                      -2-